Exhibit 5.2

[Woodburn and Wedge Letterhead]

September 18, 2012

Computer Sciences Corporation

3170 Fairview Park Drive

Falls Church, Virginia 22042

Ladies and Gentlemen:

In connection with the issuance by Computer Sciences Corporation, a Nevada corporation (the “Company”), of $350,000,000 aggregate principal amount of 2.500% Senior Notes due 2015 (the “2015 Notes”) and $350,000,000 aggregate principal amount of 4.450% Senior Notes due 2022 (the “2022 Notes” and, together with the 2015 Notes, the “Notes”) pursuant to the Registration Statement on Form S-3 (Registration No. 333-183518) (the “Registration Statement”), certain legal matters with respect to the Notes are being passed upon for the Company by us. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Company’s Current Report on Form 8-K to be filed with the Securities and Exchange Commission (the “Commission”) on the date hereof (the “Form 8-K”).

The Registration Statement has been filed with the Commission and became effective under the Act upon filing. A related prospectus dated August 23, 2012, as supplemented by the final prospectus supplement relating to the Notes dated September 11, 2012 (as so supplemented, the “Prospectus”), was filed by the Company on September 13, 2012 with the Commission pursuant to Rule 424(b)(5) under the Act.

The Notes are to be issued pursuant to the Indenture (the “Base Indenture”), dated September 18, 2012, between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by a supplemental indenture (the “Supplemental Indenture,” and together with the Base Indenture, the “Indenture”), dated September 18, 2012.

In our capacity as your counsel in the connection referred to above, we have examined originals, or copies certified or otherwise identified, of:

1. the Underwriting Agreement, dated September 11, 2012 (the “Underwriting Agreement”), among the Company and the several Underwriters named in Schedule A to the Underwriting Agreement (the “Underwriters”), relating to the issuance and sale of the Notes;

Computer Sciences Corporation

September 18, 2012

2. the Indenture,

3. the Registration Statement and the Prospectus;

4. the Amended and Restated Articles of Incorporation and Amended and Restated Bylaws of the Company, each as amended to date,

5. Certificate of Good Standing for the Company issued by the Nevada Secretary of State on September 17, 2012; .

6. Resolutions of the Board of Directors of the Company adopted on August 7 and August 23, 2012, authorizing and empowering officers of the Company to prepare, execute and file the Registration Statement and pre- and post-effective amendments thereto, adopting and authorizing the execution and delivery of the Indenture, and matters related thereto and creating the Capital Transaction Committee;

7. Resolutions of the Company’s Capital Transaction Committee dated September 11, 2012, approving and authorizing issuance and sale of the Notes, approving the terms thereof, the terms of the Underwriting Agreement, the Indenture and the Supplemental Indenture and matters related thereto;

8. Officer’s Certificate of M. Louise Turilli, Senior Deputy General Counsel and Secretary of the Company, dated September 18, 2012, certifying copies of various documents and as to certain facts.

In making our examination, we have assumed the due execution and delivery of all documents described herein, and we have assumed, without independent investigation, that the signatures on all documents examined by us are genuine, all documents submitted to us as originals are authentic and complete, that all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete.

Computer Sciences Corporation

September 18, 2012

Based on the foregoing and subject to the assumptions, limitations, qualifications and exceptions set forth herein, we are of the opinion that, under Nevada law:

1. The Company has been duly incorporated and is validly existing and in good standing under the laws of the State of Nevada; and

2. The Notes have been duly authorized by the Company.

We limit the opinions set forth above in all respects to matters of the law of the State of Nevada as in effect on the date hereof. No opinion is expressed herein as to any matters governed by the law of any other jurisdiction. The firm of Baker Botts L.L.P. may rely on this letter for the purposes of rendering its opinions on the transactions described herein.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Form 8-K. We also consent to the reference to our Firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

WOODBURN AND WEDGE

/s/ John P. Fowler
John P. Fowler

JPF:jan